EXHIBIT 2.1



                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 27th day of March, 2001, by and between SOCRATES TECHNOLOGIES CORPORATION ("Socrates"), a Delaware corporation, NETWORKLAND, INC. ("Networkland"), TECHNET COMPUTER SERVICES, INC. ("Technet"), both Virginia corporations (Technet and Networkland are sometimes referred to as "each Seller" and collectively referred to herein as "Sellers'), and CBQ, INC., a Colorado corporation ("Purchaser").


                              W I T N E S S E T H:

         WHEREAS, Socrates, through its wholly-owned subsidiaries, Networkland and Technet, is engaged in the software development and technology services business in the United States (the "Business"); and

         WHEREAS, Sellers desires to sell to Purchaser and Purchaser desire to acquire from Sellers substantially all of the assets of Sellers.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

ARTICLE I

1.       Definitions.

1.1 Defined Terms. As used herein, the following terms, unless the context otherwise requires, whether capitalized or not, shall have the meanings set forth respectively after each such term.

         "Accounts Receivable" has the meaning set forth in Section 3.20.

         "Adjusted Earnings" means earnings before interest, taxes, depreciation and amortization accounted for consistent with GAAP.

         "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person will be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, partnership interests or other equity interests, by contract or otherwise.

         "Agreement" has the meaning set forth in the prologue, and includes all of the exhibits and Schedules hereto.



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         "Assets" means all of the right, title and interest of Sellers in and to all of their assets, properties and rights, both tangible and intangible of every kind, nature and description whatsoever and wherever the same may be located, which are listed on Schedule 1.1 to this Agreement and goodwill, claims and causes of action arising in connection with the Assets after the Closing Date, and the Books and Records; provided, however, that the Assets shall not include the Excluded Assets.

         "Asset Leases" has the meaning set forth in Section 3.10.

         "Assumed Liabilities" means the account payables of Networkland and Technet as disclosed on the unaudited March 6, 2001 Balance Sheets of Networkland and Technet.

         "Books and Records" shall mean all of the books and records of Sellers in any way related to the Assets or the Business, including without limitation,
(a) books and records relating to the purchase of materials and supplies, invoices, customer lists, supplier lists, personnel records and subscriber information, and (b) computer software and data in computer readable and/or human readable form used to maintain such books and records together with the media on which such software and data are stored and all documentation relating thereto.

         "Business" has the meaning set forth in the recitals.

         "Business Day" means any day of the year on which banks are not required or authorized to be closed in the State of Maryland.

         "Closing" has the meaning set forth in Section 2.3.

         "Closing Date" has the meaning set forth in Section 2.3.

         "Closing Balance Sheet" means the balance sheet of the Business as of the Closing as finally determined pursuant to Section 2.6.

         "Consideration Shares" has the meaning set forth in Section 2.2.

         "Consulting Period" has the meaning set forth in Section 5.12.

         "Contracts" means all leases, contracts, commitments, understandings and agreements to which each Seller is a party and which are used or useful in the Business; including without limitation, those contracts set forth on
Schedule 3.8, whether written or oral.

         "Damages" has the meaning set forth in Section 9.2(b).

         "Environmental Laws" means any Laws relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Materials or



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wastes into the environment (including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal transport or handling of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Materials or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" means the escrow agent named in the Escrow Agreement.

         "Escrow Agreement" means that certain Collateral Agreement and Security Agreement in form and substance reasonably acceptable to the Sellers, the Purchaser and the Collateral Agent (as defined in the Collateral Agreement).

         "Escrow Deposit" means the Consideration Shares and the Note delivered to the Collateral Agent.

         "Excluded Assets" means those assets of the Business not included in the Assets and retained by Sellers or Socrates.

         "Excluded Liabilities" means all liabilities or obligations of Sellers
(i) under this Agreement, (ii) with respect to inter-company accounts payable owed by either of the Subsidiaries to Socrates, (iii) under any employment agreement Socrates or either of the Sellers have with any employee, or (iv) not expressly assumed by Purchaser under this Agreement.

         "Financial Statements" means the unaudited balance sheet of Technet dated March 6, 2001 and the balance sheet of Networkland dated March 6, 2001.

         "GAAP" means generally accepted accounting principles.

         "Governmental Authority" means the federal government, any state, county, municipal, local or foreign government and any governmental agency, bureau, commission, authority or body.

         "Hazardous Materials" means any pollutants, hazardous or toxic materials, substances or wastes, including: petroleum and petroleum products and derivatives; asbestos; radon; polychlorinated bi-phenyls; urea-formaldehyde foam insulation; explosives; radioactive materials; laboratory wastes and medical wastes (including contaminated clothing, body fluids, contaminated medical instruments and equipment, catheters, used bandages, gauzes, needles or other sharp instruments); and any chemicals, materials or substances designated or regulated as hazardous or as toxic substances, materials, or wastes, or other-wise regulated, under any Environmental Law.

         "Intellectual Property" means all patents, trademarks, trademark rights, trade names, product designations, service marks, copyrights and applications for any of the foregoing used or owned by Seller, all electronic data processing systems, information systems, computer software



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programs, program specifications charts, procedures, source codes, input data, routines, data bases, report layouts, formats, record file layouts, diagrams, functional specifications, narrative descriptions, flow charts and other related material which have been used, or are currently used or useful in, the Business.

         "Knowledge," "best of knowledge," "aware" or similar expressions means the actual knowledge, after due inquiry, of the officers and directors of Sellers and Socrates.

         "Law" means any statute, ordinance, code, rule, regulation or order enacted, adopted, promulgated, applied or followed by any Governmental Authority.

         "Licenses and Permits" has the meaning set forth in Section 3.15.

         "Liens" means any encumbrance, security interest, mortgage or other lien.

         "Material Adverse Effect" means with respect to any Person, a material adverse effect on the financial condition, operations, assets, prospects, results of operations, cash flows or the business of such Person, or a material adverse effect on the ability of such Person to consummate the transactions contemplated by this Agreement.

         "Note" means that certain note in the principal amount of Seven Hundred Thousand Dollars and No Cents ($700,000.00) as attached hereto as Exhibit A.

         "Noteholders" means those individuals and entities listed on Exhibit B.

         "Objection Period" has the meaning set forth in Section 2.6.

         "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent for which adequate reserves have been established, (ii) any Lien for Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established, (ii) any statutory encumbrance arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent for which adequate reserves have been established, and
(iii) any Liens with respect to the Assets that arise out of (A) the rights of any lessors (or any creditors thereof) thereunder, or (B) fee mortgages.

         "Person" means any individual, trustee, corporation, general or limited partnership, limited liability company, joint venture, joint stock company, bank, firm, Governmental Agency, trust, association, organization or unincorporated entity of any kind.

         "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one



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individual including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

         "Purchase Price" has the meaning set forth in Section 2.2.

         "Purchaser" has the meaning set forth in the prologue to this Agreement.

         "Purchaser Basket" has the meaning set forth in Section 9.2(a).

         "Purchaser Damages" has the meaning set forth in Section 9.2(a).

         "Real Property Leases" has the meaning set forth in Section 3.9(a).

         "Registration Date" means October 1, 2001.

         "Schedule" means each Schedule attached hereto, which shall reference the relevant sections of this Agreement, on which parties hereto disclose information as part of their respective representations, warranties and covenants.

         "Sellers" has the meaning set forth in the prologue to this Agreement.

         "Seller Basket" has the meaning set forth in Section 9.2(b).

         "Seller Damages" has the meaning set forth in Section 9.2(b).

         "Tax" or "Taxes" means all taxes, charges, fees, levies, tariffs, charges, duties or other assessments, and all estimated payments thereof, including but not limited to income, excise, property, sales, use, value added, environmental, franchise, payroll, transfer, gross receipts, withholding, social security, and unemployment taxes, imposed by any foreign, federal, state, county or local government, or any subdivision or agency thereof, and any interest, penalty and expense relating to such taxes, charges, fees, levies or other assessments.

         "Transfer Taxes" means all sales, use, transfer, real property transfer, reporting, recording and other similar Taxes arising out of or in connection with the transactions effected pursuant to this Agreement.

         "Transferred Employees" has the meaning set forth in Section 5.6.

1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class. The use of any gender shall be applicable to all genders.

1.3 Miscellaneous Terms. The terms "herein," "hereof," "hereto," "hereunder" and other terms similar to such terms shall refer to this Agreement as a whole and not merely to the



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specific article, section, paragraph or clause where such terms may appear. The term "including" shall mean "including, but not limited to."

ARTICLE II

2.       Sale and Purchase of the Assets

2.1 Sale and Purchase. Subject to the terms and upon satisfaction of the conditions contained in this Agreement, at the Closing, Sellers shall sell, convey, transfer, assign and deliver to Purchaser the Assets, and Purchaser shall purchase, acquire and accept from Sellers, the Assets, free and clear of all Liens other than Permitted Liens, and Purchaser shall assume and become responsible for the Assumed Liabilities.

2.2 Purchase Price. Subject to the provisions of the Escrow Agreement, Purchaser shall pay, deliver and transfer to Sellers at the Closing as consideration for the Assets, the following: (a) Seven Million Six Hundred Fifty Thousand (7,650,000) shares of voting common stock of Purchaser with a par value of $.01 per share (the "Consideration Shares"), (b) the Note, and (c) assume the Assumed Liabilities. The Assets are sold "as is" without any special representations as to use or merchantability other than those expressly set forth herein.

2.3 The Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets contemplated hereby shall take place at a closing (the "Closing") at the offices of Thomas & Libowitz, P.A., 100 Light Street, Suite 1100, Baltimore, Maryland 21202 1053 at 10:00 a.m., local time, on the date which is three (3) Business Days after the satisfaction or waiver of all of the conditions to the consummation of the sale and purchase of the Assets contemplated hereby or at such other time and place as the Seller and the Purchaser shall mutually agree upon but, in any event, no later than March 30, 2001 (the day on which the Closing takes place shall be referred to herein as the "Closing Date", and the Closing shall deemed to be effective as of 12:01 a.m. on the Closing Date).

2.4 Deliveries at the Closing. Subject to the provisions of Articles VI and VII hereof and the Escrow Agreement, at the Closing:

(a) Sellers will deliver, or cause to be delivered, to Purchaser against payment of the Purchase Price as provided herein and assumption of the Assumed Liabilities by Purchaser:

(i)      the instruments of transfer described in Section 6.5; and

(ii) all certificates and other instruments and documents contemplated under Article VI to be delivered by Sellers to Purchaser at or prior to the Closing.

(b) Subject to the Escrow Agreement, Purchaser will deliver, or cause to be delivered to Sellers:



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(i)      the Consideration Shares;

(ii)     the Note;

(iii)    the instruments of assumption described in Section 7.5; and

(iv) all certificates  and other  instruments and documents  contemplated  under
     Article VII to be delivered by Purchaser to Seller at or prior to the Closing.

2.5 Allocation of Purchase Price. Sellers and Purchaser agree to allocate the Purchase Price for all purposes (including financial accounting and Tax purposes) in accordance with an allocation schedule to be prepared by Purchaser (which schedule shall be reasonably acceptable to Seller) and file IRS Form 8594 in accordance with that allocation. Any dispute over the allocation of the Purchase Price shall be resolved in accordance with the dispute resolution process set forth in Section 2.6 below.

2.6 Closing Balance Sheet; Prorations. Not later than twenty (20) days after the Closing Date, Purchaser shall prepare and deliver to Socrates a balance sheet of the Business as of the Closing. Such balance sheet shall be prepared in accordance with GAAP as of the Closing, and shall include pro rated (based on the number of days during the relevant period) prepaid expenses and other payments made pre-Closing by Sellers in respect of the Assets (including pursuant to Contracts) that relate to post-Closing periods and payments made post Closing by Purchaser in respect of the Assets and expenses that relate to goods and services provided in pre-Closing periods. From and after the Closing, Purchaser shall provide Socrates and its representatives and accountants access to such books, records and personnel of the Business as is reasonably requested by Socrates to permit Socrates and its representatives or accountants to prepare a balance sheet of the Business as of the Closing and to otherwise determine the accuracy and basis for Purchaser's Closing balance sheet and prorations. Socrates shall have thirty (30) days after delivery by the Purchaser of its Closing balance sheet (the "Objection Period") to object to any item or items shown on thereon, and during the Objection Period, Socrates and its representatives and accountants shall have access to all work papers of the Purchaser and its accountants which were used in the preparation thereof. If Socrates does not object during the Objection Period, the Closing balance sheet received by Socrates and such prorations shall be conclusive and binding on the parties hereto and may not be challenged by any of them in any forum, in which case, Socrates or Purchaser, as the case may be, shall remit to the other party the appropriate payment no later than five (5) days after the last day of the Objection Period. If Socrates and Purchaser are unable to resolve any dispute with respect to the Closing balance sheet or such prorations within thirty (30) days after delivery by Socrates of Socrates' objections, the matter or matters in dispute shall be submitted to such firm of nationally or regionally recognized accountants as Socrates and Purchaser may agree if they cannot so agree, Socrates shall select one such firm and Purchaser shall select another and the two firms so chosen shall select a third firm of nationally or regionally recognized accountants to which such dispute shall be submitted. The accounting firm chosen, whether by agreement of Purchaser and



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Socrates or by their, respective accountants, shall be limited to determining a value for those items on the Closing balance sheet prepared by the Purchaser or for the prorations that are in dispute by Socrates in accordance with this
Section 2.6 and are not resolved by agreement between Purchaser and Socrates. The decision of such firm shall be conclusive and binding upon Socrates and Purchaser and shall be incorporated into the Purchaser's Closing balance sheet which shall thereupon be conclusive and binding on the parties, and may not be challenged by either of them in any forum, and the fees and costs therefor shall be borne by the parties in a proportion to be determined by such accounting firm taking into account the relative fault of the parties in the dispute. Socrates or Purchaser, as the case may be, shall remit to the other the amount found to be due hereunder within five (5) days after the decision of the accountants has been received. All amounts payable by Socrates or Purchaser, as the case may be, hereunder and any indemnification obligation by either Socrates or Purchaser, as the case may be, for breach hereof shall be without regard to the limitations on indemnification contained in Article IX hereof which limitations shall not apply hereto.

2.7 Payment from Escrow. If Sellers or Socrates fail to pay any amount due and owing by Sellers or Socrates to Purchaser within the time periods prescribed in
Section 2.6, Purchaser may recover the amounts due from Sellers or Socrates from the Escrow Deposit in accordance with the terms of the Escrow Agreement upon written notice to Socrates as provided by the Escrow Agreement.

ARTICLE III

3.       Representations and Warranties of Sellers.

         Each Seller hereby, together with Socrates, jointly and severally, represent and warrant to Purchaser as follows:

3.1 Organization, Standing, Power and Qualification. Sellers are corporations duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Sellers have all requisite right, power and authority to enter into this Agreement and to carry out their obligations hereunder. The execution, delivery and performance of this Agreement by Sellers have been duly and validly authorized by Sellers and Sellers' boards of directors and stockholders, to the extent, if any, required by Virginia law, and no other proceedings on the part of Sellers are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed by Sellers and, assuming due authorization, execution and delivery by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except as may be limited by bankruptcy, moratorium and insolvency laws and by other laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies.

3.2 No Conflict. Except as set forth on Schedule 3.2, the execution and delivery of this Agreement does not, and the consummation of the transactions described herein will not result in or constitute a default, breach or violation of the Certificate of Incorporation or By-laws



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of Sellers or any Contract to which Sellers are a party or by which the Assets are bound, or a violation of any Law or judgment of any court or other Governmental Authority.

3.3 Financial Statements. Schedule 3.3 contains a copy of the Financial Statements. To Sellers' Knowledge, the Financial Statements fairly present in all material respects the results of operation and financial position of Sellers for the periods reflected thereon; provided, however, that the Financial Statements are complied and not audited.

3.4 Absence of Undisclosed Liabilities. To Sellers' Knowledge, except as set forth on Schedule 3.4, since December 31, 2000, Sellers have not incurred any indebtedness, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, related to or arising from the ownership, possession or use of the Assets, except for indebtedness, liabilities or obligations incurred in the ordinary course of its business consistent with past practice and as reflected on the Financial Statements.

3.5 Absence of Certain Developments. Except as disclosed on Schedule 3.5, since December 31, 2000, Sellers have operated the Business in the ordinary course consistent with past practice and there has not been any:

     (a) event which has had or would, individually or in the aggregate, have a Material Adverse Effect with respect to either Seller; provided, however, the parties acknowledge and understand that Farshad Sajedi's employment as chief executive officer and president of Technet Computer Services, Inc. and Networkland, Inc. was terminated on March 23, 2001 for cause;

     (b) material damage, destruction or loss, whether or not insured, affecting the Assets.

     (c) intentional failure to maintain in full force and effect insurance coverage for destruction, damage to or loss of any of the material Assets;

     (d) sale, lease, transfer, or assignment of any of the Assets; or

     (e) agreement or understanding legally obligating it to take any of the actions described above in this Section 3.5.

3.6      Taxes

(a) Except as set forth on Schedule 3.6(a), Sellers have (i) filed, or caused to be filed for themselves, as applicable, with the appropriate Governmental Authority, all required Tax and information returns, and (ii) paid, caused to be paid or accrued all Taxes shown to be due and payable or claimed to be due and payable thereon for any period ending on or before the Closing.

(b)

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         Except as set forth on Schedule 3.6(b), (i) there are no audit examinations being conducted or, to the Knowledge of Sellers, threatened against either Seller, and (ii) there is no deficiency, litigation or controversy in progress or, to the Knowledge of Sellers, threatened, with respect to any Taxes previously paid by either of the Sellers or with respect to any Returns previously filed by or on behalf of either of the Sellers.

3.7 Insurance. Schedule 3.7 sets forth a list and summary description (including the name of the insurer, type of coverage, annual premium and policy period), that is accurate in all material respects as of the date hereof, of all binders or policies of fire, liability, product liability, workers compensation, vehicular, unemployment and other insurance, self insurance programs and fidelity bonds which are maintained by Sellers or in which Sellers are a named insured and which cover the Assets.

3.8 Contracts. Schedule 3.8 sets forth, as of the date hereof, a list of the Contracts by which the Sellers or any of the Assets are bound. A copy of each Contract has been made available by Sellers to Purchaser. Each Contract is in full force and effect and Sellers have complied with each Contract except where the failure to so comply would not be reasonably likely to have a Material Adverse Effect with respect to such Seller. To the Knowledge of Sellers, each other party to each Contract has complied with all material commitments and obligations on its part to be performed or observed thereunder. Neither Seller has received any notice of a default, offset or counterclaim under any Contract and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any Contract, except for such defaults, offsets or counterclaims which would not be reasonably likely to have a Material Adverse Effect with respect to either Seller or the Assets.

3.9      Real Property.

(a) Neither Seller owns any real property. Schedule 3.9 sets forth a list (including the name of the landlord, term and annual rental), that is accurate in all material respects, of all real property that is leased or subleased by the Sellers as of the date hereof and used by the Sellers in the operation of the Business (collectively, "Real Property Leases").

(b) A copy of each Real Property Lease has been made available by Sellers to Purchaser. Each Real Property Lease is in full force and effect and Sellers have complied with each Real Property Lease except where the failure to so comply would not be reasonably likely to have a Material Adverse Effect with respect to Sellers. To the Knowledge of Sellers, each other party to a Real Property Lease has complied with all material commitments and obligations on its part to be performed or observed thereunder. Sellers have not received any notice of a default, offset or counterclaim under any Real Property Lease and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any Real Property Lease.



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3.10     Title, Etc.

(a) Except as set forth on Schedule 3.10 and except for Liens that will be released prior to Closing, Sellers have good and clear title to the Assets, free and clear of all Liens other than Permitted Liens. The Assets (to the extent applicable) are in good operating condition and repair (reasonable wear and tear excepted), are suitable for the purposes for which it is currently being used and is adequate to meet all current and reasonably anticipated future requirements of the Business, as currently conducted. Each Asset marked with an asterisk on Schedule 1.1 is leased or subleased (each an "Asset Lease" and collectively, the "Asset Leases") by either of the Sellers as of the date hereof.

(b) A copy of each Asset Lease has been made available by Sellers to Purchaser. Each Asset Lease is in full force and effect and each Seller has complied with each Asset Lease to the extent such Asset Lease is applicable to such Seller. To the Knowledge of Sellers, each other party to any Asset Lease has complied with all material commitments and obligations on its part to be performed or observed thereunder. Neither of the Sellers has received any notice of a default, offset or counterclaim under any of the Asset Leases and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any of the Asset Leases, except for such notices, defaults, offsets or counterclaims which would not be reasonably likely to have a Material Adverse Effect with respect to either Seller or the Assets.

3.11     Environmental Matters.

(a) No judgment has been issued, no claim has been filed, no penalty has been assessed and, to the Knowledge of Sellers, no investigation or review has occurred or is pending or threatened against Sellers or either of them, by any Governmental Authority with respect to (i) any alleged failure by Sellers to have any License and Permit required under applicable Environmental Laws, or
(ii) any generation, treatment, storage, recycling, transportation, discharge, disposal or release of any Hazardous Materials generated by Sellers, and, to the Knowledge of Sellers, there are no facts or circumstances in existence which could form the basis for any such judgment, claim or penalty.

(b) Neither Sellers own, operate or lease a treatment, storage or disposal facility requiring a permit under any Law.

3.12     Intellectual Property.

(a) Schedule 3.12 sets forth a list, that is accurate in all material respects, of all Intellectual Property used in the Business by each Seller as currently conducted.

(b) Except as set forth on Schedule 3.12, each Seller, as applicable, is licensed or otherwise has the right to use all Intellectual Property used in the Business by such Seller.

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(c) Except as set forth on Schedule 3.12, to the Knowledge of Sellers, the use of the Intellectual Property does not infringe upon or otherwise violate the rights of any third party in or to such Intellectual Property. No claim has been asserted with respect thereto. Sellers have no Knowledge of any claim that can be asserted by any Person against either Seller with respect to the use of any item of Intellectual Property challenging or questioning the validity or effectiveness of such use of any such item.

3.13 ERISA Matters. Schedule 3.13 contains a list, which is accurate in all material respects, of each Plan covering any proposed Transferred Employee (as defined in Section 5.6). Sellers have made available to Purchaser a copy of each such Plan. There have been no material violations of any reporting or disclosure requirements under ERISA with respect to any Plan.

3.14 Compliance with Laws. Each of Sellers and the material Assets comply in all material respects with all applicable Laws.

3.15 Licenses and Permits. Schedule 3.15 contains a list (including the name of the licensor, a summary of the license and the date of expiration or renewal), that is accurate in all material respects as of the date hereof, of any licenses (other than licenses of Intellectual Property), permits, approvals, franchises, registrations or authorizations issued to either Seller and used in the Business (collectively, "Licenses and Permits"). All Licenses and Permits are valid and in full force and effect and there are no pending or threatened proceedings which could result in the termination, revocation, limitation or impairment of any such Licenses and Permits.

3.16 Legal Proceeding. Except as set forth on Schedule 3.16, neither Sellers are engaged in or a party to or, to the Knowledge of Sellers, threatened with any action, suit, proceeding, complaint, charge, investigation or arbitration, and, to the Knowledge of Sellers, there is no reasonable basis for any such action against either or any of the Assets. Neither Sellers have received written notice of any investigation threatened or contemplated by any Governmental Authority.

3.17 Employees. (a) Schedule 3.17 sets forth a list that is accurate in all material respects of all employees of the Sellers employed as of the date hereof who earned in excess of Twenty Thousand Dollars ($20,000.00) in 2000 or whose present rate of pay would cause them to earn more than that amount in fiscal year 2001, and indicates the salary, bonus, vacation, sick leave, deferred compensation, and severance pay, if any, to which such employee is currently entitled. To the Knowledge of Sellers, no executive, key employee, or group of employees has any plans to terminate their employment with either of the Sellers, whether by reason of the transactions contemplated by this Agreement or otherwise. Except as set forth on Schedule 3.17, neither Seller is a party to or subject to any collective bargaining agreement or written or oral employment agreement with any employee. Except as set forth in Schedule 3.17, to the Knowledge of Sellers, there is no union campaign being conducted to solicit cards from any employees authorizing a union to represent any of the employees of either Seller or to request a National Labor Relations Board certification election with respect to any employees. With respect to the employees, the Sellers have complied in all material respects with all laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll-related taxes, and has not received any notice alleging that the Sellers have failed to comply materially with any such laws, rules, or regulations.

3.18 Disclosure. The representations and warranties of Sellers contained in this Agreement, when made, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Agreement not misleading.

3.19 Insolvency Proceedings. Neither of the Sellers nor any of the Assets are subject to any pending or threatened insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary. Neither of the Sellers have made an assignment for the benefit of creditors or taken any action in contemplation of or which would constitute a valid, basis for the institution of any such insolvency proceedings. Neither the Sellers or Socrates are insolvent nor will either Seller or Socrates become insolvent as a result of entering into and performing this Agreement.

3.20 Accounts Receivable. All accounts receivable of the Sellers that are reflected on the Financial Statements of such Seller or on Schedule 1.1 (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business without any setoff by any obligor. The Accounts Receivable are or will be as of the Closing Date current and collectable net of the respective reserve, if any, shown on the Financial Statements or on Schedule 1.1 (which reserves, if any, are adequate and calculated consistent with past practice). There is no contest, claim, or right of setoff under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Each Seller shall deliver on the Closing Date a complete and accurate list of all Accounts Receivable as of the Closing Date relating to such Seller.

3.21     Investment Representations of Sellers.

(a)      Qualifications.
         --------------

(i) Each Seller (x) has prior investment experience, including investment in non-listed and non-registered securities, (y) has the capacity to evaluate the merits and risks of the acquisition of the Consideration Shares, and (z) understands the nature of an investment in the Consideration Shares and is able to bear the economic risks of such an investment;

(ii) Each Seller is experienced in evaluating the merits and risks of investing in the businesses and industries in which Purchaser operates; and

(iii) Socrates Technologies Corporation is a public corporation. Sellers have been afforded a reasonable opportunity to consult with their respective professional advisors about the investment aspects and risks of the Consideration Shares and to ask questions and receive answers from CBQ and its management about CBQ's business and financial affairs and condition, strategic plans and resources.

(b) Investment Intent. Each Seller will acquire the Consideration Shares pursuant to this Agreement for investment for its own account, and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof; provided, however, that the Sellers may distribute the Consideration Shares pursuant to a distribution to shareholders that is registered under the Securities Act or exempt from such registration or made pursuant to a court order.

(c) Purchaser Information. Each Seller acknowledges that it (i) has received and reviewed copies of the Purchaser's relevant filings with the Securities and Exchange Commission (the "SEC"); (ii) has been furnished such information with respect to Purchaser's operations, business and prospects as it believes necessary and appropriate to evaluate the merits of an investment in the Consideration Shares; and (iii) has been given the opportunity to ask questions of and receive answers from Purchaser and its representatives concerning such information.

(d) Resale Restrictions. Each Seller understands and acknowledges that the Consideration Shares will not be registered under the Securities Act and applicable state "Blue Sky" laws at or after the Closing Date until the Registration Date, and must be held indefinitely unless or until (i) they are subsequently registered under the Securities Act and applicable state "Blue Sky" laws, or (ii) an exemption from such registration is available for any subsequent sale or distribution.

(e) Exempt Sale. Each Seller understands and acknowledges that the offer and sale of the Consideration Shares by Purchaser under this Agreement has not been registered (i) under the Securities Act and is intended to be exempt from the registration and prospectus delivery requirements of the Securities Act by virtue of Section 4(2) of the Securities Act and/or Regulation D thereunder, or
(ii) under applicable state securities laws and regulations in reliance upon exemptions contained in such laws and regulations, and (iii) that the reliance by Purchaser on such exemption is predicated in part on each Sellers' representations set forth in this Section 5.9. Neither Seller has offered the Consideration Shares to any Person or taken any other action that of itself would cause the aforesaid non-public offering exemption not to be available to Purchaser with respect to the issuance of the Consideration Shares.

(f) Legends on Certificates. Each Seller understands and acknowledges that any certificate or other instrument evidencing any of the Consideration Shares delivered at the Closing shall be stamped or otherwise imprinted with the legends substantially in the form set forth below:

(i)      The following legend under the Securities Act:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR UNDER THE SECURITIES LAW OF ANY STATE. SUCH SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE HYPOTHECATED OR DISTRIBUTED EXCEPT (A) (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OR (ii) PURSUANT TO A VALID EXEMPTION FROM SUCH REGISTRATION UNDER THE SECURITIES ACT AND UNDER THE SECURITIES LAW OF ANY STATE, AND (B) UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION SHALL BE SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY THAT SUCH SALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND SUCH STATE SECURITIES LAW,"

(ii) Any legend imposed or required by Purchaser's certificate of incorporation or bylaws or applicable state securities laws.

                  Each seller understands and acknowledges that Purchaser will make, or cause to be made, a notation in its stock transfer registry with respect to the restrictions on offer and sale of the Consideration Shares.

     (g) Obligation to Register Consideration Shares. Purchaser shall not be obligated to register for resale any Consideration Shares issued at the Closing prior to the Registration Date.

ARTICLE IV

4.       Representations and Warranties of Purchaser.

         The Purchaser hereby represents and warrants to the Sellers as follows:

4.1 Organization, Standing, Power and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Purchaser has all requisite right, power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser has been duly and validly authorized and no other proceedings on the part of Purchaser are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed by Purchaser and, assuming due authorization, execution and delivery by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, moratorium and insolvency laws and by other laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies.

4.2 No Conflict. Except as set forth on Schedule 4.2, the execution and delivery of this Agreement does not, and the consummation of the transactions described herein will not, result in or constitute a default, breach or violation of the Certificate of Incorporation or the By-laws of Purchaser or any Contract to which Purchaser is a party or by which any of its assets are bound, or a violation of any Law or judgment of any court or other Governmental Authority by which Purchaser or any of its assets are bound, except, in each case, for such defaults, breaches, violations or restrictions as would not have a Material Adverse Effect with respect to Purchaser or require any Consent, except where failure to obtain such Consent would not have a Material Adverse Effect with respect to Purchaser.

4.3 Legal Proceedings. Purchaser is not engaged in or a party to or, to the knowledge of Purchaser, threatened with any action, suit, proceeding, complaint, charge, investigation or arbitration and, to the actual knowledge of Purchaser, there is not any reasonable basis for any such action against Purchaser.

ARTICLE V

5.       Covenants.

5.1      Access; Confidentiality.

(a) From the date hereof, Purchaser and its directors, officers, employees, Affiliates, counsel, accountants, representatives and agents shall have full access, upon reasonable notice and during normal business hours, to the financial, legal and other representatives of Sellers with knowledge of the Business or the Assets and, upon reasonable notice, shall be given access to all relevant documents, records and other information concerning the Business, finances of Sellers and Assets that they may reasonably request.

(b) Until the Closing, no party hereto (or its officers, directors, employees, representatives or agents) shall disclose to any third party any confidential or proprietary information about the transaction contemplated hereby, except as may be required by applicable Law. The parties hereto agree that the remedy at law for any breach of the requirements of this Section 5.1 will be inadequate and that any such breach would cause such immediate, and permanent damage as would be impossible to ascertain, and, therefore, the parties hereto agree and consent that in the event of any breach of this Section 5.1, in addition to any and all other legal and equitable remedies available for such breach, including a recovery of damages, the non-breaching party shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach and, to the extent permissible under the applicable statutes and rules of procedure, a temporary restraining order may be granted immediately on commencement of such action.

5.2 Publicity. Neither party shall issue any announcement, press release, public statement or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party; provided, however, that nothing herein shall prohibit any party hereto from making any public disclosure regarding this Agreement and the transactions contemplated hereby if, in the opinion of counsel to such party, such disclosure is required under applicable Law (and each party agrees, to the extent reasonably practicable, to provide advance notice of any such required disclosure). Parties agree, understand and acknowledge that the execution of this Agreement is a reportable event under the Securities Exchange Act of 1934, as amended.

5.3      Conduct of Business Prior to the Closing.

(a) Except as otherwise expressly contemplated by or disclosed in this Agreement or as specifically consented to in writing by Purchaser, from and after the date of this Agreement until the Closing Date, Sellers will use their best efforts to preserve their current business organization intact, keep available the services of its present employees, preserve its current relationships with Persons having business dealings with Sellers, operate their business in the ordinary and regular course consistent with its prior practices, maintain its Books and Records in a manner sufficient to allow it to prepare financial statements and maintain all insurance and Licenses and Permits material to the conduct of the Business as currently conducted.

(b) In addition, during such period, except as otherwise provided in this Agreement or as otherwise consented to by Purchaser in writing or disclosed in any schedule hereto, Sellers will not: (i) dispose of any Assets, (ii) make any material change in the Business; (iii) acquire any other business or interest therein; (iv) enter into, amend in any material respect or terminate any Contract, Asset Lease or Real Property Lease; (v) enter into any Contract with any officer, director or employee of Sellers binding upon Purchaser after the Closing Date, or (vi) take any action which could reasonably result in any Liens being filed against any of the Assets. Purchaser acknowledges that Sellers have substantially restructured their business operations in the past calendar year, and that the foregoing representations are made in the context of such restructure.

5.4      Cooperation; Further Assurances.

(a) The parties hereto agree to (i) use their reasonable best efforts to cause the conditions to the Closing set forth in this Agreement to be satisfied on or prior to March 30, 2001; (ii) cooperate with each other in determining whether any filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such consents; and (iii) pursue all reasonable best efforts to obtain promptly the satisfaction of the conditions to the Closing.

(b) The parties hereto shall each furnish to each other and each other's counsel all such information as may be reasonably required in order to give effect to the provisions of Section 5.5(a). Subject to the terms and conditions hereof, at any time after the Closing, the Sellers and Purchaser will promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Purchaser or Sellers, as the case may be, to satisfy, or in connection with, its obligations hereunder.

5.5      Taxes.

(a) Pre-Closing. Parties understand and acknowledge that the Sellers have not filed all required federal and state income tax returns and that they have filed extensions for filing such returns in certain jurisdictions. Sellers shall use their good faith efforts to become current in all such filings within ninety
(90) days of the Closing.

(b) Post-Closing. After the Closing, Purchaser shall be responsible for the timely preparation of all federal, state, local or foreign income Tax returns for all taxable periods ending on or after the Closing and all excise, withholding, property, sales, use, franchise and other Tax returns, reports and forms of Sellers or Purchaser pertaining to the Assets, and the payment of all amounts due thereunder (which amounts shall be prorated and paid in accordance with Section 2.6, to the extent the same relate to pre-Closing periods).

(c) Due to Transactions. Sellers and Purchaser shall each pay when due one-half of all Transfer Taxes arising out of the transfer of Assets and the other transactions contemplated by this Agreement, whether imposed by law on Sellers or Purchaser.

(d) Cooperation on Tax Matters. Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with
(i) the preparation of Tax returns relating to the Business or the Assets and
(ii) any audit, litigation or other proceeding with respect to Taxes involving the Business. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

5.6      Employees.

(a) Effective as of the Closing Date, Purchaser shall offer employment to all employees of the Networkland (employees who accept such offers of employment from Purchaser are referred to herein as "Transferred Employees"); such employment by Purchaser shall commence upon the Closing Date at comparable wages or salaries and the Transferred Employees shall, on the date of employment by Purchaser, to the extent allowable by law and the provisions of Purchaser's benefit plans, be eligible to participate in the medical, dental, life insurance, profit sharing, deferred pay and vacation plans, if any, available to employees of Purchaser. Except as may be specifically required by applicable law, Purchaser shall not be obligated to continue any employment relationship of any Transferred Employee for any specific period of time. Purchaser shall have no obligation to employ directly the employees of Technet.

(b) The Sellers shall be responsible to all their employees, and remain responsible after the Closing, for all compensation and benefits, including wages, salaries, commissions, bonuses, deferred compensation, severance, termination, insurance, pensions, profit-sharing, vacation, sick pay and other compensation or benefits to which they are entitled for periods prior to the Closing. Purchaser shall be responsible to all of the Transferred Employees, and remain responsible after the Closing, for all compensation and benefits, including wages, salaries, commissions, bonuses, deferred compensation, severance, termination, insurance, pensions, profit-sharing, vacation, sick pay and other compensation or benefits to which such Transferred Employees are entitled after the Closing Date; provided, however, that Purchaser shall not be responsible for any employment agreements which are Excluded Liabilities.

5.7 Notice of Developments. Sellers will give prompt notice to Purchaser of any fact of which Sellers become aware prior to the Closing that would, if it were true on the Closing Date, constitute a breach of Sellers' representations and warranties in this Agreement. Each party to this Agreement will give prompt written notice to the other of any material development affecting the ability of such party to consummate the transactions contemplated by this Agreement.

5.8 Exclusivity. Sellers have conducted a good faith and diligent effort during the past six (6) months to find a suitable purchaser of assets or a candidate to acquire the Sellers in a business combination. As of the date first written above, there is no third party bona fide acquisition offer or proposal from any third party. In light of the absence of a competing offer, neither of the Sellers nor their directors, officers, employees, Affiliates, representatives or agents shall, directly or indirectly, solicit, encourage or initiate any discussions or negotiations with, participate in any negotiations with, provide any information to, otherwise cooperate in any other way with or facilitate or encourage any effort or attempt by Person, other than Purchaser and its directors, officers, Affiliates, representatives and agents, concerning any merger, sale of the Assets, sale of a majority of Sellers' shares of capital stock or similar transaction involving Sellers, and Sellers shall use reasonable diligence to restrict any such officer, director, employees, Affiliate, investment banker, attorney or other advisor retained by any such party from any of the foregoing.

5.9 Registration of the Consideration Shares. To the extent allowable under the Securities Act, the Securities and Exchange Act of 1934 and applicable Blue Sky laws, Purchaser agrees to use its best efforts to register the Consideration Shares no later than the Registration Date, Purchaser agrees to file the appropriate registration statement in compliance herewith no later than May 31, 2001. To the extent required by Virginia law, Purchaser shall file a completed Form D for the issuance of the Consideration Shares with the Virginia State Corporation Commission ("SCC") within fifteen (15) days from the Closing. CBQ shall pay the required filing fee of Two Hundred Fifty Dollars ($250.00) to the SCC for and concurrently with the filing of said Form D.

5.10 Bulk Sale Laws. The Purchaser does not believe that the Virginia Bulk Sales Law applies to the transactions contemplated herein. In the event the Virginia Bulk Sales Act does apply to the transactions contemplated herein, then the Purchaser shall be solely liable for compliance with said law and any and all costs or other liabilities reasonably necessary to comply with Virginia Bulk Sale Law.

5.11 Right of First Offer. In the event Purchaser determines to sell all of the issued and outstanding voting stock or substantially all of the assets of its subsidiary, CBQ Technet, Inc. (the "Technet Subsidiary"), within six (6) months after the Closing Date (a "Technet Sale"), or in the event Purchaser receives an unsolicited offer of a proposed Technet Sale, then, in either event, Purchaser shall notify the employees of Technet who are employees of Technet on the date of such notice from Purchaser of the terms and conditions of such Technet Sale, and such employees shall have the opportunity to elect to purchase the issued and outstanding shares of the Technet Subsidiary or the assets of the Technet Subsidiary (as the case may be) for a purchase price calculated as the greater of (i) the product of three (3) times the annual Adjusted Earnings of the Technet Subsidiary, or (ii) the amount offered by a purchaser of the Technet's Subsidiary's stock or all or substantially all of the assets of the Technet Subsidiary.

5.12 Consulting Fee. Purchaser agrees to pay to Socrates a monthly consulting fee in the amount of Fifteen Thousand Five Hundred Dollars ($15,500) per month for each of the three (3) calendar months after the Closing Date (the "Consulting Period"), so long as Socrates makes appropriate personnel available to consult with Purchaser and provides consulting services upon reasonable requests by Purchaser during normal business hours during the Consulting Period.

ARTICLE VI

6.       Conditions to the Obligations of the Purchaser.
         ----------------------------------------------

         The obligations of Purchaser hereunder are subject to the satisfaction (or waiver in writing), at or before the Closing, of the conditions set forth below.

6.1 Representations and Warranties; Covenants. The representations and warranties of Sellers contained in Article III of this Agreement shall be true and correct as of the date when made and as of Closing Date as though made at and as of that time (except for representations and warranties that speak as of a specific date or time which need only be true and correct as of such date or time) and Purchaser shall have received a certificate attesting thereto signed by a duly authorized officer of each Seller.

6.2 Performance by Sellers. Sellers shall have performed, satisfied and complied in all material respects with all covenants and agreements required by this Agreement and Purchaser shall have received a certificate attesting thereto signed by a duly authorized officer of each Seller.

6.3 Lien Releases. Sellers shall have delivered or caused to be delivered UCC-3s sufficient to release any Liens (other than Permitted Liens) applicable to the Assets in a form appropriate for filing promptly after Closing.

6.4 Proceedings and Documents. All legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel, and Purchaser shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions as Purchaser reasonably requests, in form and substance as to certification and otherwise reasonably satisfactory to the Purchaser and Purchaser's counsel, including, but not limited to, an Incumbency Certificate.

6.5 Instruments of Transfer and Related Agreements. Sellers shall have executed and delivered to Purchaser such bills of sale, general conveyance and assignment, stock certificates, stock powers and such other instruments of transfer as may be necessary or reasonably requested by Purchaser to effect the transfer of the Assets to Purchaser under this Agreement.

6.6 Changes in the Business. Since February 28, 2001, there shall have occurred no event which would have a Material Adverse Effect with respect to the Assets or which would materially and adversely affect the prospects of the Business.

6.7 Sublease. Purchaser shall have entered into a sublease with Socrates for office space located at Suite 770, 8133 Leesburg Pike, Vienna, Virginia on terms and conditions acceptable to Purchaser (which in no event shall include monthly rent in excess of Two Thousand Five Hundred Dollars ($2,500) per month), and any consent by the landlord to such sublease shall have been obtained by Sellers. Nothing contained herein shall obligate the Sellers to maintain offices at said premises. Sellers shall be entitled to relocate their offices after the Closing.

6.8 Escrow Agreement. Sellers and Escrow Agent shall have executed and delivered to Purchaser the Escrow Agreement.

6.9 Noteholder Consent. Sellers shall have obtained a written consent to the transactions contemplated by this Agreement from each of the Noteholders.

6.10 Technet Employees. Technet shall have entered into an agreement with Purchaser or its assignee for its employees to provide services to Purchaser on terms and conditions satisfactory to Purchaser.

ARTICLE VII

7.       Conditions and Obligations of the Sellers.

         The obligations of the Sellers hereunder are subject to the satisfaction (or waiver in writing), at or before the Closing, of the conditions set forth below.

7.1 Representations and Warranties; Covenants. The representations and warranties of Purchaser shall be true and correct as of the date when made and as of Closing Date as though made at and as of that time (except for representations and warranties that speak as of a specific date or time which need only be true and correct as of such date or time), and Sellers shall have received a certificate attesting thereto signed by a duly authorized officer of Purchaser.

7.2 Performance by Purchaser. Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and Sellers shall have received a certificate attesting thereto signed by a duly authorized officer of Purchaser.

7.3 Proceedings and Documents. All legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to Sellers and Sellers' counsel, and Sellers shall have received all such counterpart originals or certified or other copies of such documents and proceeding in connection with such transactions as Sellers reasonably request, in form and substance as to certification and otherwise reasonably satisfactory to Sellers and Sellers' counsel.

7.4 Escrow Agreement. Purchaser and Escrow Agent shall have executed and delivered to Sellers the Escrow Agreement.

7.5 Instruments of Assumption. Purchaser shall have executed and delivered to Sellers such instruments of assumption necessary or reasonably requested by Sellers to effect the assumption of the Assumed Liabilities by Purchaser under this Agreement.

7.6 Technet Employees. Purchaser shall have entered into an agreement with Technet to lease the services of employees of Technet on terms and conditions satisfactory to Technet.

ARTICLE VIII

8.       Termination.

8.1 Termination. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:

(a)      by mutual written consent of the parties hereto;

(b) by either Purchaser or Sellers if the Closing shall not have occurred by March 30, 2001, provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

(c) by either Purchaser or Sellers if a court of competent jurisdiction shall have issued a judgment permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(d) by Sellers, if Purchaser (x) breaches its representations and warranties and such breaches are reasonably likely to result in a Material Adverse Effect with respect to the Purchaser, or (y) fails to comply in any material respect with any of its covenants or agreements contained herein; or

(e) by Purchaser, if Sellers (x) breaches its representations and warranties and such breaches are reasonably likely to result in a Material Adverse Effect with respect to either Seller or the Assets, or (y) fails to comply in any material respect with any of its covenants or agreements contained herein.

8.2 Effect of Termination. Upon termination of this Agreement pursuant to
Section 8.1 hereof, this Agreement (other than this Section 8.2 and Section 10.1) will forthwith become null and void and of no further force or effect except that such termination shall not relieve any party then in breach of this Agreement from liability in respect of such breach.

ARTICLE IX

9.       Survival and Indemnification.

     9.1 Survival of Representations and Warranties. Except as otherwise specifically provided for herein, the representations, warranties, covenants and agreements of the parties hereto included or provided for herein, or in other instruments or agreements delivered or to be delivered pursuant hereto, shall survive for a period ending on the date which is One Hundred Twenty (120) calendar days from the Closing Date.

9.2      General Indemnification.

(a) Sellers' Indemnification. The Sellers jointly and severally agree to indemnify and hold harmless Purchaser and its Affiliates from and after the Closing against (i) any and all damage, loss, claim, expense, deficiency or cost resulting from the breach of any representation or warranty made by either Seller of which Purchaser does not have actual knowledge prior to Closing, (ii) any and all damage, loss, claim, expense, deficiency or cost resulting from the breach of any covenant made by either Seller hereunder, (iii) any Excluded Liability, (iv) any Excluded Asset, and (v) any and all actions, suits, proceedings, demands, assessments, judgments, costs, costs of collection and legal and other expenses incident to any of the foregoing (collectively, "Purchaser Damages"), provided that the Sellers shall have no liability in respect of a claim for indemnification pursuant hereto unless Purchaser has paid, suffered or incurred such Purchaser Damages that in the aggregate exceed $100,000 (the "Purchaser Basket"), after which time the Sellers will be obligated to indemnify Purchaser for all amounts in excess of the Purchaser Basket, by forfeiting and returning to Purchaser up to a maximum of One Million Five Hundred Thousand (1,500,000) shares of the Consideration Shares; provided, however, that Purchaser's Basket shall not apply to any indemnification by Sellers with respect to any employment agreement included as an Excluded Liability, and Purchaser shall have the right to recover any such Purchaser's Damages without regard to the Purchaser's Basket. In calculating the amount of Consideration Shares to be forfeited by Sellers under this Section 9.2(a), each Consideration Share shall have a value of Fifty Cents ($.50).

(b) Purchaser's Indemnification. Purchaser agrees to indemnify and hold harmless Sellers, and their Affiliates from and after the Closing against (i) any and all damage, loss, claim, expense, deficiency or cost resulting from the breach of any representation or warranty made by Purchaser of which Sellers do not have actual knowledge prior to Closing, (ii) any and all damage, loss, claim, expense, deficiency or cost resulting from the breach of any covenant made by Purchaser hereunder, (iii) any Assumed Liability, (iv) any Asset, and (v) any and all actions, suits, proceedings, demands, assessments, judgments, costs, costs of collection and legal and other expenses incident to any of the foregoing (collectively, "Seller Damages" and together with Purchaser Damages, "Damages'); provided that Purchaser shall have no liability in respect of a claim for indemnification pursuant hereto unless Sellers collectively have paid, suffered or incurred Seller Damages that in the aggregate exceed $100,000 (the "Seller Basket"), after which time Purchaser will be obligated to indemnify Sellers for all amounts in excess of the Seller Basket, up to a maximum of Seven Hundred Fifty Thousand Dollars ($750,000) collectively in the aggregate for both Sellers, which Damages may be paid by Purchaser in its sole discretion in common voting stock of Purchaser at a value of Fifty Cents ($.50) per share.

(c) Limitations. The amount of the Damages suffered by an indemnified party shall be net of any insurance payment or recovery which such party or its representatives realizes in respect of or as a result of such Damages or the facts or circumstances relating thereto.

If any Damages for which indemnification is provided hereunder are subsequently reduced by any such insurance payment or other recovery from a third party, the amount of such reduction shall be remitted to the indemnifying party. If, after the Closing, either party realizes any Damages for which it is indemnified by the other party hereunder, such indemnified party shall use its reasonable efforts to obtain the maximum recovery or other benefit reasonably believed by it to be available to it under any applicable insurance policy. An indemnified party shall furnish to the indemnifying party, on demand, a certificate of its chief financial officer verifying the amount of any such insurance recovery or other benefit.

(d) Exclusive Remedy. The rights of Sellers or Purchaser under Sections 8.1, 8.2, 9.2, and 9.4, respectively, will be the exclusive remedy of Sellers or Purchaser, with respect to breaches of representations and warranties or covenants contained in or made pursuant to this Agreement, and any obligation of Sellers to indemnify Purchaser hereunder shall be satisfied solely from amounts held by the Escrow Agent pursuant to the Escrow Agreement; provided, however, that nothing in this Agreement shall be deemed or construed to limit any rights, remedies or amount of damages that Purchaser may have for either Sellers' or Socrates' fraud.

9.3      Claims by Third Parties.

(a) In the event that at any time a claim is made by any Person not a party to this Agreement with respect to any matter to which the indemnity provided for by
Section 9.2(a) relates, Purchaser, on not less than thirty (30) days' prior notice to the Sellers, may make settlement of such claim and such settlement shall be binding upon them; provided, however, that the Sellers shall have the option, to be exercised by notice to Purchaser within twenty (20) days after such first mentioned notice shall have been given, to assume the contest and defense of such claim. If the Sellers shall exercise such option, the Sellers shall have control over such contest and defense and over the payment, settlement or compromise of such claim, and Purchaser agrees to cooperate fully with the Sellers and its attorneys with respect to such contest and defense. If the Sellers shall not exercise such option, Purchaser may, but shall not be obligated to, assume the contest and defense of such claim. Any payment or settlement resulting from such contest, together with the total expenses thereof, including but not limited to attorneys' fees, shall be binding upon Sellers and Purchaser.

(b) In the event that at any time a claim is made by any Person not a party to this Agreement with respect to any matter to which the indemnity provided for by
Section 9.2(b) relates, Sellers, on not less than thirty (30) days' prior notice to Purchaser may make settlement of, such claim and such settlement shall be binding upon Purchaser; provided, however, that Purchaser shall have the option, to be exercised by notice to the Sellers within twenty (20) days after such first mentioned notice shall have been given, to assume the contest and defense of such claim. If Purchaser shall exercise such option, it shall have control over such contest and defense and over the payment, settlement or compromise of such claim, and Sellers agree to cooperate fully with Purchaser and its attorneys with respect to such contest and defense. If Purchaser shall not exercise such option, the Sellers may, but shall not be obligated to, assume the contest and defense of such claim and shall have control over such contest and defense and over the payment, settlement or compromise of such claim. Any payment or settlement resulting from such contest, together with the total expenses thereof, including but not limited to attorney's fees, shall be binding upon Purchaser and Sellers.

9.4 Specific Performance. The parties recognize that if either Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Purchaser for its injury. Purchaser shall, therefore, be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms and conditions of this Agreement. If any action is brought by Purchaser to enforce this Agreement under this Section 9.4, both Sellers hereby waive the defense that there is an adequate remedy at law.

ARTICLE X

10.      MISCELLANEOUS.

10.1 Legal and Accounting Expenses. Except as otherwise provided in this Agreement or in this Section 10.1, Sellers (or an Affiliate thereof) shall bear their own legal and accounting expenses in connection with the transactions contemplated by this Agreement, and one-half of all Transfer Taxes associated with the sale and transfer of the Assets. Except as otherwise provided in this Agreement, the Purchaser shall bear its own legal and accounting expenses in connection with the transactions contemplated by this Agreement, and one-half of all Transfer Taxes associated with the sale and transfer of the Assets.

10.2 Headings. Subject headings are included for convenience only and shall not affect the interpretation of any provisions of this Agreement.

10.3 Notices. Any notice, demand, request, waiver or other communication under this Agreement shall be in writing (including telecopier or facsimile or similar writing) and shall be deemed to have been duty given on the date of service if personally served or on the third (3rd) day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed, or on the date sent if sent by telecopier, to the parties at the following addresses or telecopier numbers (or at such other address or telecopier number for a party as shall be specified by like notice):

                  If to the Sellers, to:

                  Socrates Technologies Corporation
                  Networkland, Inc.
                  Technet Computer Services, Inc.
                  8133 Leesburg Pike, Suite 770
                  Vienna, Virginia  22182
                  Attention:   Ashok Rattehalli
                  Fax No.:     _____________
                  with a copy to,

                  [Law Firm]
==============================================================
--------------------------------------------------------------
                  Attention:__________________________________, Esquire
                  Fax No.:  __________________________________

                  If to Purchaser, to:

                  CBQ, Inc.
                  10923 McCormick Road
                  Hunt Valley, Maryland  21031
                  Attention:   Raymond J. Kostkowski
                  Fax No.:     (410) 568-4021

                  with a copy to:

                  Thomas & Libowitz, P.A.
                  100 Light Street
                  Suite 1100
                  Baltimore, Maryland 21202
                  Attention:   C. Wayne Davis, Esquire
                  Fax No.:     (410) 752-2046

10.4 Assignment and Successors. Prior to the Closing, no party hereto shall assign any rights or delegate any duties hereunder without the prior written consent of the other party; provided, however, that Purchaser may assign its rights and obligations hereunder to one or more subsidiaries without the consent of Sellers so long as Purchaser is not relieved of its obligations hereunder; and provided further that Socrates may assign its rights under this Agreement to require the registration of the Consideration Shares without the consent of Purchaser, so long as Socrates promptly notifies Purchaser of such assignment.

10.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assigns of the parties.

10.6 Governing Law: Consent to Jurisdiction. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Maryland without regard to principles of conflicts of law. Any legal action, suit or proceeding arising out of or relating to this Agreement may be instituted in any state or federal court located within the State of Maryland, and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service process shall be effective against any Party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

10.7 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, sets forth the entire understanding and agreement and supersedes any and all other understandings, negotiations or agreements among the parties hereto relating to the transactions described herein.

10.8 Counterparts. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original, and all of which together shall constitute a single agreement.

10.9 Severability. In the event that any one or more of the immaterial provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable the same shall not affect any other provision of this Agreement, but this Agreement shall be construed in a manner which, as nearly as possible, reflects the original intent of the parties.

10.10 Parties in Interest. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any Person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

10.11 Amendment and Modification. This Agreement may be amended or modified only by written agreement executed by all parties hereto.

10.12 Waiver. At any time prior to the Closing, any of the parties hereto may
(i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such waiver but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure.

10.13 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.




                     [REST OF PAGE LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

                                               SOCRATES TECHNOLOGY CORPORATION

                                               By:        /s/ Andreas A. Keller
                                               Name:      Andreas A. Keller
                                               Title:     President


                                               NETWORKLAND INC.

                                               By:        /s/ Andreas A. Keller
                                               Name:      Andreas A. Keller
                                               Title:     President


                                               TECHNET COMPUTER SERVICES, INC.

                                               By:        /s/ Andreas A. Keller
                                               Name:      Andreas A. Keller
                                               Title:     President


                                               CBQ, INC.

                                               By:        /s/ Bart S. Fisher
                                               Name:      Bart S. Fisher
                                               Title:     President

                         TABLE OF EXHIBITS AND SCHEDULES
              Provided pursuant to Item 601(b)(2) of Regulation S-B


                  Exhibit A                   Promissory Note
                  Exhibit B                   List of Noteholders
                  Schedule 1.1                Sellers Assets
                  Schedule 3.2                No Conflict
                  Schedule 3.3                Financial Statements
                  Schedule 3.4                Absence of Undisclosed Liabilities
                  Schedule 3.5                Absence of Certain Developments
                  Schedule 3.6(a)(b)          Taxes
                  Schedule 3.10               Title
                  Schedule 3.13               ERISA Matters
                  Schedule 4.2                No Conflict